Exhibit 10.2

EFiled: Jan 14 2008 3:39PM EST Transaction ID 18027784 Case No. Multi-case
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

R2 INVESTMENTS, LDC,	)
)
Plaintiff,	)
)
v.	)	Case No. 1862-VCS
)
CARL C. ICAHN, CARL J. GRIVNER, VINCENT	)
J. INTRIERI, JON F. WEBER, KEITH MEISTER,	)
ROBERT KNAUSS, FREDRIK GRADIN, ADAM	)
DELL, CARDIFF HOLDING LLC, ELK	)
ASSOCIATES LLC, and XO COMMUNICATIONS,	)
INC., a Delaware corporation,	)
)
Defendants.	)
)
)
)
ALLEGIANCE TELECOM LIQUIDATING	)
TRUST, as successor in interest to the rights of	)
ALLEGIANCE TELECOM, INC., and its direct and	)
indirect subsidiaries,	)
)
Plaintiff,	)
)
v.	)
	)	Case No. 1877-VCS
CARL C. ICAHN, CARL J. GRIVNER, VINCENT	)
J. INTRIERI, JON F. WEBER, KEITH MEISTER,	)
ROBERT KNAUSS, FREDRIK GRADIN, ADAM	)
DELL, CARDIFF HOLDING LLC, ELK	)
ASSOCIATES LLC, and XO COMMUNICATIONS,	)
INC., a Delaware corporation,	)
)
Defendants.	)
)
)

DONALD J. HILLENMEYER, JR.,	)
)
Plaintiff,	)
)
v.	)	Case No. 1880-VCS
)
CARL C. ICAHN, CARL J. GRIVNER, VINCENT	)
J. INTRIERI, JON F. WEBER, KEITH MEISTER,	)
ROBERT KNAUSS, FREDRIK GRADIN, ADAM	)
DELL, CARDIFF HOLDING LLC, ELK	)
ASSOCIATES LLC, and XO COMMUNICATIONS,	)
INC., a Delaware corporation,	)
)
Defendants.	)
STIPULATION AND AGREEMENT OF
COMPROMISE, SETTLEMENT AND RELEASE
     The undersigned parties (the “Parties”) to the above-captioned actions (collectively, the “Actions”), by and through their undersigned attorneys, Gibson, Dunn & Crutcher LLP and Potter Anderson & Corroon LLP (on behalf of R2 Investments, LDC (“R2”)), Akin Gump Strauss Hauer & Feld LLP and Richards Layton & Finger, P.A. (on behalf of Allegiance Telecom Liquidating Trust (“Allegiance”)), Abbey Spanier Rodd Abrams & Paradis, LLP and Rosenthal Monhait & Goddess, P.A. (on behalf of Donald J. Hillenmeyer, Jr. (“Hillenmeyer”)), Morris, Nichols, Arsht & Tunnell, LLP (on behalf of Carl Grivner), Berg & Androphy and Bouchard, Margules & Friedlander, P.A. (on behalf of Adam Dell, Fredrik Gradin and Robert Knauss), Ashby & Geddes (on behalf of Cardiff Holdings LLC (“Cardiff), Elk Associates LLC (“Elk”), Carl C. Icahn, Vincent J. Intrieri, Jon F. Weber, and Keith Meister), and Morris James LLP (on behalf of XO Holdings, Inc. (formerly known as XO Communications, Inc.) (“XO” or the

“Company”)1, have entered into the following Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation” or “Settlement Agreement”), subject to the approval of the Court of Chancery of the State of Delaware:
RECITALS
     WHEREAS:
     A. On April 22, 2005, the Board of Directors (the “Board”) of XO formed a special committee (the “Special Committee”) to consider, review, negotiate and make recommendations to the full Board concerning the terms and conditions of a potential financing or sale of the Company’s competitive local exchange carrier (“CLEC” or “Wireline”) assets or other potential strategic alternatives for the Company. The Special Committee was composed of XO directors Robert Knauss, Fredrik Gradin and Adam Dell. The Board authorized the Special Committee to retain independent counsel, an independent financial advisor, and other independent advisors as the Special Committee deemed necessary. The Special Committee engaged Greenberg Traurig, LLP as its independent legal advisor, and relied on the advice of financial advisor Jefferies & Co., Inc. (“Jefferies”), which also advised the Company.
     B. The Special Committee reviewed financing proposals and bids for the wireline assets over a period of several months, and ultimately recommended to the full Board the sale of XO’s national wireline telecommunications business to Elk Associates LLC (“Elk”), an entity owned by Carl Icahn, the Chairman of XO’s Board and XO’s

[1]	R2, Allegiance, and Hillenmeyer, collectively, will be referred to as “Plaintiffs” and their counsel as “Plaintiffs’ Counsel.” Icahn, Grivner, Intrieri, Weber, Meister, Knauss, Gradin, Dell, Cardiff, Elk, and XO, collectively, will be referred to as “Defendants.”

controlling stockholder. On November 4, 2005, the Company and Elk entered into an Equity Purchase Agreement (the “EPA”) that provided for the sale of the Company’s wireline business through the sale of all of the outstanding LLC interests in XO Communications, LLC, a newly-formed wholly owned subsidiary of the Company, to Elk for an aggregate price of $700 million (the “Wireline Sale”).
     C. Following the closing of the Wireline Sale, which was expected to occur in the second quarter of 2006, the Company was to retain its fixed broadband wireless spectrum assets. The Company was to use the proceeds from the proposed Wireline Sale to repay its outstanding long-term debt, under which an Icahn-related entity is the primary lender, to offer to redeem upon the closing of the Wireline Sale the Company’s outstanding preferred stock, 95% of which is held by an Icahn-related entity, and to fund the growth and development of the wireless business. The Company believed that upon consummation of the Wireline Sale, its wireless business, which had previously generated virtually no revenue, would be debt-free and would have in excess of $300 million in cash to fund its operations and for other corporate purposes.
     D. On November 28, 2005, R2, which at the time was the beneficial owner of more than 4.1 million shares of XO common stock, served a demand on the Company pursuant to Section 220 of the Delaware General Corporation Law (“GCL”) seeking copies of certain books and records relating to the Wireline Sale. Shortly thereafter, similar demands were served by Allegiance, which then beneficially held approximately 24.9% of the Company’s outstanding common stock, and Hillenmeyer, an individual shareholder who held, and continues to hold, shares of the Company’s outstanding common stock (R2’s, Allegiance’s and Hillenmeyer’s demands pursuant to Section 220 of the GCL are collectively referred to as the “220 Demands”).
     E. R2 and Allegiance then filed complaints against the Company relating to their demands for books and records on December 9, 2005 and December 21, 2005, respectively (together with the 220 Demands, the “220 Actions”). The Company responded to these lawsuits by agreeing to produce certain books and records relating to the Wireline Sale, including minutes of the meetings of the Wireline Special Committee and the Board and materials prepared by Jefferies. The Company produced the same documents to Hillenmeyer in response to his request.
     F. On December 29, 2005, R2 filed a complaint captioned R2 Investments v. Carl C. Icahn, et al. C.A. No. 1862-VCS in the Delaware Court of Chancery against the Company, its directors and certain affiliates of Mr. Icahn, including Cardiff and Elk. A substantially similar complaint, captioned Allegiance Telecom Liquidating Trust v. Carl C. Icahn, et al., C.A. No. 1877-VCS, was filed by Allegiance on January 9, 2006.
     G. The R2 and Allegiance complaints sought to enjoin the Company’s sale of its Wireline Business to Elk. The complaints alleged, among other things, that Icahn, Cardiff, and the director defendants breached their fiduciary duties of care, good faith and loyalty by permitting Icahn to engage in a self-dealing scheme that allowed him to acquire all of the Company’s operating assets at an unfairly low price, and obtain prepayment of his Company debt and redemption of his preferred stock. Both R2 and Allegiance sought a preliminary injunction and expedited discovery.

     H. A similar complaint, captioned Donald J. Hillenmeyer, Jr. v. XO Communications, Inc., et al. C.A. No. 1880-VCS, and structured as a derivative action on behalf of the Company, was filed by Hillenmeyer in the Delaware Court of Chancery on January 11, 2006. The Hillenmeyer complaint reiterated several of the allegations set forth in the R2 and Allegiance complaints, and sought an injunction against the Wireline Sale. Like the R2 and Allegiance complaints, the Hillenmeyer complaint also alleged that Icahn and the director defendants breached their fiduciary duties of care, good faith and loyalty, by granting Icahn the right to repayment of debt held by an Icahn-related entity and redemption of Icahn’s preferred stock, in the event of a sale of the Company’s Wireline assets. In return, Icahn granted the Company a waiver of the EBITDA covenants set forth in the Company’s senior secured credit agreement, under which an Icahn-related entity serves as the primary lender. The Hillenmeyer complaint added a direct attack on the grant of the waiver, alleging that the director defendants agreed to this interested-director transaction without forming a special committee to negotiate with Icahn or determine whether the transaction was fair to the Company. The Hillenmeyer complaint also demanded that the director defendants repay to the Company all compensation and other remuneration paid to them during the period in which they allegedly breached their fiduciary duties.
     I. The Court of Chancery scheduled a hearing for May 11, 2006 on Plaintiffs’ motion to enjoin the Wireline Sale, and the three actions were coordinated for purposes of discovery in connection with the hearing. After the production of hundreds of thousands of pages of documents by Defendants and third parties in response to Plaintiffs’ requests, on March 22, 2006, Plaintiffs deposed Robert Knauss, the Chairman of the Special Committee, and on March 23, 2006, Plaintiffs deposed Adam Dell of the Special Committee.
     J. On March 29, 2006, counsel to the Special Committee notified the Court that the parties to the EPA authorized and directed the Company to terminate the EPA. Following a teleconference with the Court on March 29, 2006 and additional communications with Plaintiffs’ counsel, XO and Elk mutually terminated the EPA on March 30, 2006, thus mooting certain of Plaintiffs’ Wireline claims then pending in the Actions.
     K. Plaintiffs assert that XO and Elk terminated the EPA as a result of (i) information revealed through document discovery and depositions of two of the three members of the Special Committee, which Plaintiffs believe indicated, among other things, that the Special Committee played only a limited role in the sales process, and that the process was in fact dominated by Icahn, and (ii) the prospect of additional expedited document and deposition discovery that was then pending.
     L. Defendants dispute those assertions, including Plaintiffs’ contentions regarding the roles played by the Special Committee and Icahn in the sales process. Defendants assert that the EPA was terminated as a result of communications between XO and Elk in which Elk notified XO that (i) Elk believed that the litigation challenging the Wireline Sale would not end by July 3, 2006, the date on which Elk would have the right to terminate the Equity Purchase Agreement, (ii) Elk would exercise its termination right on that date, and (iii) Elk was willing to mutually terminate the EPA without seeking any damages or a break-up fee in order to avoid further distractions to the Company.
     M. On March 31, 2006, the Company’s stock rose from $2.72 per share to $3.95 per share, increasing the Company’s market capitalization by approximately $224 million. Plaintiffs assert that this price change and increase in market capitalization was caused by termination of the EPA. Defendants dispute this assertion and the relevance of the increase in stock price and market capitalization to the termination of the EPA.
     N. On May 24, 2006, the Company filed its proxy statement for its 2006 annual meeting with the Securities and Exchange Commission. The proxy statement asked that, in addition to the election of directors, XO’s stockholders vote to approve a proposal to amend XO, LLC’s limited liability company agreement.
     O. On June 1, 2006, Plaintiffs filed a motion for leave to file a consolidated amended complaint and sought to enjoin the vote on the proposed LLC agreement amendment. In their proposed consolidated amended complaint, Plaintiffs alleged, among other things, that the proposed amendments of the XO, LLC agreement would permit, and were designed to permit, Mr. Icahn to complete the Wireline Sale or an equivalent transaction without advance notice to — and a vote of — the minority shareholders of XO.
     P. On June 5, 2006, counsel for the Company informed the Court that the Company considered the proposed amendment to the XO, LLC Agreement to be administrative in nature and denied that the amendment would have the effect asserted by Plaintiffs given existing restrictions under Delaware law. Nevertheless, counsel for the Company advised the Court that the proposed amendment had been withdrawn and removed from any consideration at XO’s June 21, 2006 annual meeting. The Company asserted that the amendment’s withdrawal was based not on any substantive concern about Plaintiffs’ challenge to it, but rather to avoid the costs and distraction of an expedited preliminary injunction proceeding.
     Q. On June 29, 2006, Plaintiffs filed under seal a consolidated amended complaint (the “Consolidated Amended Complaint”), derivatively on behalf of the Company, in the Delaware Court of Chancery. A public version of the Consolidated Amended Complaint was filed on July 28, 2006. The Consolidated Amended Complaint realleges breaches of fiduciary duty and corporate waste in connection with the proposed Wireline Sale and seeks, on behalf of the Company, (1) damages in the amount of professional fees and expenses incurred in connection with the proposed Wireline Sale and allegedly resultant lost business and business opportunities, and (2) rescission of a voluntary prepayment of $100 million of amounts outstanding under the Company’s senior secured credit agreement, under which an Icahn-related entity is the primary lender.
     R. On February 27, 2007, Allegiance filed a Stipulation and Order voluntarily dismissing its action with prejudice as a result of Allegiance’s sale of all of its XO common stock. The Stipulation and Order allows Allegiance to seek an award of attorneys’ fees, subject to Defendants’ right to oppose any such application for attorneys’ fees. The remaining parties began discovery and the process of negotiating a scheduling stipulation and order.

     S. On June 1, 2007, to facilitate settlement discussions, the Court of Chancery entered a stay of the pending Actions, including a stay of the deadline to file fee applications for any mooted causes of action. On September 24, 2007, the Court of Chancery extended the stay until October 29, 2007.
     T. On October 9, 2007, Allegiance filed a motion with the Court of Chancery requesting its attorneys’ fees and expenses in connection with the mooted Wireline claims (the “Fee Application”). Allegiance’s Fee Application asserted, among other things, that an aggregate benefit of at least $224 million was conferred upon the Company as a result of Plaintiffs’ actions.
     U. On October 29, 2007, the Parties reached an agreement in principle to settle the litigation, including Allegiance’s Fee Application, subject to entering into this Settlement Agreement and its approval by the Court of Chancery.
     V. Plaintiffs believe that the claims asserted in the Actions have merit, and that their attorneys are entitled to reasonable attorneys’ fees and litigation expenses in connection with the mooted claims asserted therein, on the ground that their litigation efforts benefited XO and its shareholders and caused the termination of the EPA, which mooted certain of Plaintiffs’ Wireline claims then pending in the Actions. Plaintiffs and Plaintiffs’ Counsel, however, recognize the burden and expense of continued prosecution of the Actions, the inherent uncertainty and risk of litigation, and the benefit of resolving the Actions with mutual releases as provided below.
     W. Defendants deny all allegations of wrongdoing or liability with respect to all claims, events and transactions complained of in the Actions, and also deny that they are liable to Plaintiffs for attorneys’ fees and expenses. Defendants and Defendants’ counsel, however, recognize the burden and expense of continued defense of the Actions, the inherent uncertainty and risk of litigation, and the benefit of resolving the Actions with mutual releases as provided below.
     X. Plaintiffs and Defendants have agreed to the compromise and settlement of the Actions as provided for herein (the “Settlement”) to avoid the burden and expense of continued litigation of the Actions, and to compromise and settle those claims that have been asserted, or that could have been asserted, in the Actions.
     Y. Plaintiffs and Defendants believe that the terms and conditions of the Stipulation are fair, reasonable, adequate and proper and acknowledge that the Settlement is a result of arm’s-length negotiations. The XO Board has determined that the Settlement is in the best interests of the Company and its shareholders.
          NOW, THEREFORE, in consideration of the full settlement, satisfaction and compromise of the Actions as against the Defendant Released Parties (as defined herein), it is hereby stipulated and agreed that the Actions and all Settled Claims (as defined herein) are settled and compromised for the consideration described herein as against the Defendant Released Parties, and that the Actions shall be dismissed with prejudice and without costs (except as provided herein and as the Court may award) as against the Defendant Released Parties, subject to the approval of the Court pursuant to Rule 23.1, on the following terms and conditions:

SETTLEMENT TERMS
     As consideration for this Settlement Agreement, the Parties agree to the following:
     1. Defendant Icahn shall take or cause to be taken such steps as shall be necessary and appropriate to cause Arnos Corp. to consent to an amendment by XO Communications, Inc. to the $500,000,000 Senior Secured Term Loan pursuant to the Amended and Restated Credit and Guarantee Agreement dated as of January 16, 2003 among XO Communications LLC, certain Subsidiaries of XO Communications, Inc., as Guarantors, Various Lenders, and Mizuho Corporate Bank, LTD., as Administrative Agent (the “Credit Agreement”), such that on the Effective Date of the Settlement:
(a)	The Financial Covenants set forth in Section 6.6 of the Credit Agreement shall be waived through the due date of July 15, 2009, and to the extent not already waived, any existing or prior defaults under the Financial Covenants shall be deemed waived; and

(b)	Interest accruing on and after January 1, 2008 through the due date of July 15, 2009, to Arnos Corp. or its successors and assigns under the Credit Agreement, or any earlier payment of the loan, shall be reduced by one hundred fifty (150) basis points.
     2. As soon as practicable after the execution of this Stipulation, the Parties shall jointly apply to the Court for a scheduling order (the “Scheduling Order”), substantially in the form attached hereto as Exhibit A, establishing procedures for the approval of the Settlement.

     3. Upon the Court’s approval of the Settlement, including any modification made with the consent of the Parties, the Parties shall jointly request the Court to enter a Final Judgment and Order, substantially in the form attached hereto as Exhibit B (the “Final Judgment and Order”).
     4. The effective date (the “Effective Date”) of the Settlement proposed by this Stipulation shall be the day upon which the Final Judgment and Order dismissing all claims against Defendants becomes final and is no longer subject to appeal or reargument, by lapse of time or otherwise.
     5. The Company shall mail the Notice in the form attached hereto as Exhibit C in accordance with the Scheduling Order and pay the costs and expenses incurred in providing such Notice to its stockholders. Plaintiffs shall not be responsible for any such costs, regardless of whether the Settlement is approved. At or prior to the hearing on the proposed Settlement, the Company will file with the Court an appropriate affidavit attesting to the mailing of the notice.
     6. Except as provided in this Stipulation with respect to the Company, Defendants shall bear no other expenses, costs, damages, or fees incurred by Plaintiffs or any present or former stockholder of XO, or by any attorney, expert, advisor agent or representative of any of the foregoing persons in the 220 Actions or the Actions.
     7. Upon the Court’s approval of the Settlement, any and all past, present or future claims, actions, rights, damages, losses, equities, obligations, duties, causes of action, suits, demands, costs, expenses, matters and issues, whether known or unknown, contingent or absolute, accrued or unaccrued, apparent or unapparent (“Claims”), that have been, or could have been asserted by Plaintiffs, Plaintiffs’ trustees, beneficiaries, agents, representatives, or any other person acting or purporting to act on behalf of any Plaintiff individually, or by the Company or by any shareholder of the Company acting or purporting to act on the Company’s behalf (collectively, the “Plaintiff Releasing Parties”), against Defendants (or any one of them) and/or any of their respective families, parent entities, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, shareholders, partners, members, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, personal or legal representatives, estates, administrators, predecessors, successors and assigns, or any other person acting or purporting to act on behalf of any defendant (collectively, the “Defendant Released Parties”), whether or not they were served with process and have appeared in any of the Actions, that are set forth, alleged, or otherwise referenced, in the 220 Actions, the Consolidated Amended Complaint or any prior complaint in the Actions, including but not limited to any mismanagement, failure to act, facts, transactions, occurrences, representations, events, omissions or acts (including Claims related to the Wireline Sale and the terminated EPA or for contribution or indemnification) alleged therein, shall be individually and collectively compromised, settled, waived, released, discharged, and dismissed with prejudice (the “Plaintiffs’ Settled Claims”), excepting any Claim to enforce the terms and conditions of the Settlement itself. Notwithstanding the foregoing, nothing in this Agreement shall constitute a compromise, settlement, waiver, release, discharge or dismissal by the Plaintiff Releasing Parties of (1) any Claims based on allegations of conduct or events that occurred after June 29, 2006, the date of the filing of the Consolidated Amended Complaint, unless such Claims were previously set forth, alleged, or otherwise referenced, in the 220 Actions, the Consolidated Amended Complaint or any prior complaint in the Actions, or otherwise asserted in the Actions; or (2) any Claims, interests, orders, judgments, rulings, and defenses (a) based upon, arising out of, or in any way relating to the Asset Purchase Agreement by and among Allegiance Telecom, Inc., Allegiance Telecom Company Worldwide, and XO Communications, Inc. dated February 18, 2004, and related amendments, modifications, agreements, stipulations, orders, and other documents, (b) asserted or entered in or in any way relating to the proceedings under Chapter 11 of the United States Bankruptcy Code of Allegiance Telecom, Inc., and its affiliates (collectively, “Debtors”) pending before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 03-13057 (RDD) (jointly administered), or (c) based upon, arising out of, or in any way relating to Debtors’ plan of reorganization, the liquidating trust agreement of the Allegiance Telecom Liquidating Trust, and related agreements, orders, and other documents.
     8. Upon the Court’s approval of the Settlement, any and all Claims, that have been, or could have been asserted by Defendants, Defendants’ trustees, beneficiaries, agents, representatives, or any other person acting or purporting to act on behalf of any Defendant individually (collectively, the “Defendant Releasing Parties”), against Plaintiffs (or any one of them) and/or any of their respective families, parent entities, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, shareholders, partners, members, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, personal or legal representatives, estates, administrators, predecessors, successors and assigns, or any other person acting or purporting to act on behalf of any plaintiff (collectively, the “Plaintiff Released Parties”), whether or not they were served with process and have appeared in any of the Actions, that are based upon, arise out of, or in any way relate to Plaintiffs’ conduct in connection with the 220 Actions or the Actions (“Defendants’ Settled Claims,” and, collectively with Plaintiffs’ Settled Claims, the “Settled Claims”), shall be individually and collectively compromised, settled, waived, released, discharged and dismissed with prejudice, excepting any Claim to enforce the terms and conditions of the Settlement itself. Notwithstanding the foregoing, nothing in the Settlement Agreement shall constitute a compromise, settlement, waiver, release, discharge, or dismissal by any of the Defendant Releasing Parties of any Claims, interests, orders, judgments, rulings, and defenses (1) based upon, arising out of, or in any way relating to the Asset Purchase Agreement by and among Allegiance Telecom, Inc., Allegiance Telecom Company Worldwide, and XO Communications, Inc. dated February 18, 2004, and related amendments, modifications, agreements, stipulations, orders, and other documents, (2) asserted or entered in or in any way relating to the proceedings under Chapter 11 of the United States Bankruptcy Code of Allegiance Telecom, Inc., and its affiliates

(collectively, “Debtors”) pending before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 03-13057 (RDD) (jointly administered), or (3) based upon, arising out of, or in any way relating to Debtors’ plan of reorganization, the liquidating trust agreement of the Allegiance Telecom Liquidating Trust, and related agreements, orders, and other documents.
     9. As set forth in paragraphs 7 and 8 above, it is the intention of the Parties to extinguish the Settled Claims. Consistent with such intention, the Plaintiff Releasing Parties and the Defendant Releasing Parties agree that in the event that a court might deem laws that are applicable to general releases to be applicable to the releases set forth in paragraphs 7 and 8 above (the “Releases”), including Section 1542 of the California Civil Code, or any other similar state law, federal law or principle of common law, the Parties waive any and all rights, to the extent permitted by law, under Section 1542 of the California Civil Code, or such other similar state law, federal law or principle of common law which may have the effect of limiting the Releases. Section 1542 of the California Code provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Parties, however, do not concede that any law, other than the law of the State of Delaware, is applicable to the Settlement or the Settled Claims, nor do the Parties maintain that general releases are being given pursuant to this Agreement. The Plaintiff Releasing Parties and the Defendant Releasing Parties acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Actions, but that it is their intention to fully, finally, and forever settle and release any and all Settled Claims without regard to any such additional or different facts.
     10. Neither this Stipulation nor any of the negotiations, statements, transactions or proceedings in connection with this Settlement shall constitute or be construed as an admission or concession by any of the Defendants of any fault, wrongdoing or liability whatsoever, or as an admission that Plaintiffs, the Company or any shareholder of the Company has suffered any damages, or as an admission by Plaintiffs of any lack of merit of their claims. Neither this Stipulation nor any of the negotiations, statements, transactions, or proceedings in connection with this Settlement shall be deemed, offered or received in evidence in any civil, criminal, administrative or other proceeding, or used in any manner whatsoever, including as a presumption, a concession, or an admission of any fault, wrongdoing, or liability whatsoever on the part of any Defendant; provided, however, that nothing contained in this Stipulation shall prevent this Stipulation (or any agreement or order relating thereto) from being used, offered, or received in evidence in any proceeding to approve, enforce, or otherwise effectuate the Settlement (or any agreement or order relating thereto) and, provided further, that the Plaintiff Released Parties, the Defendant Released Parties, and any of their respective predecessors or successors-in-interest, may file and use this Stipulation and the Final Judgment and Order and all documents relating thereto in any action to support a defense of res judicata, collateral estoppel, release, good faith settlement, judgment bar, reduction or any other theory of claim preclusion, issue preclusion or similar defense.
     11. By signing this Stipulation, Plaintiffs’ Counsel represent and warrant that Plaintiffs (other than Allegiance) currently hold shares of the Company stock and have held such shares continuously since prior to the filing of the original complaints in the Actions and none of their claims or causes of action have been assigned, encumbered or in any manner transferred in whole or in part.
     12. If the Court does not approve the Settlement or the order approving the Settlement is reversed, vacated or modified on appeal, then: (a) this Stipulation shall become null and void for all purposes, and all negotiations, transactions and proceedings connected with it (i) shall be without prejudice to the rights of any party to assert any claim or defense in the Actions, (ii) shall not be deemed or construed as evidence or an admission by any party of any fact, matter or thing and (iii) shall not be admissible in evidence or used in any subsequent proceedings in the Actions or any other action or proceeding; and (b) no party shall be entitled to reimbursement from any other party for notification costs.
     13. Subject to the approval of the Settlement, Plaintiffs’ Counsel will apply to the Court for an award of attorneys’ fees and reimbursement of expenses not to exceed, in the aggregate, $8 million. Plaintiffs’ application shall allocate their respective fees and expenses such that neither Allegiance’s nor R2’s portion of the fee award will exceed the amount of professional fees and expenses actually incurred in connection with the mooted Claims relating to the Wireline Sale, EPA and any other mooted matters.

Defendants will not oppose the amount of such fees and expenses, and the Company shall pay such attorneys’ fees and expenses within that limit as are approved and ordered by the Court, within ten (10) business days after the Effective Date, as directed by Plaintiffs’ counsel, unless the Court orders otherwise. None of Defendants shall bear any expenses, costs, fees or payments of any kind whatsoever except as expressly set forth in this Stipulation with respect to the Company.
     14. The obligations of Defendants under this Stipulation, other than the Company’s obligation to pay costs incurred with providing notice to the Company’s shareholders of the proposed Settlement, are conditioned upon the entry of the Final Judgment and Order and all transactions preparatory or incident thereto.
     15. Within thirty (30) days after payment of any attorneys’ fees awarded by the Court, Plaintiffs’ Counsel shall destroy or return to Defendants’ counsel all confidential material produced or otherwise transmitted to Plaintiffs or their counsel by any defendant in the Actions and all documents containing information or material derived from those confidential materials, excluding any pleadings filed with the Court of Chancery in the Actions, which may be maintained by the Parties in accordance with the Stipulation and Order governing the production and exchange of confidential information in the Actions.
     16. Disallowance by the Court of any application by Plaintiffs for the payment of attorneys’ fees and/or expenses, any appeal from any order relating thereto and any modification or reversal on appeal of any such order shall not operate to terminate or cancel this Stipulation or affect its terms, including the releases, or affect or delay the finality of the judgment approving this Stipulation.
     17. This Stipulation and its Exhibits shall be deemed to have been mutually prepared by the Parties hereto and shall not be construed against any of them by reason of authorship.
     18. This Stipulation constitutes the entire agreement among the Parties with respect to the settlement of the Actions.
     19. This Stipulation may be amended or any of its provisions waived only by a writing executed by all Parties hereto.
     20. Any failure by any Party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation.
     21. This Stipulation shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. This Court will retain exclusive jurisdiction to enforce, construe or challenge any provision of this Stipulation.
     22. The Parties and their attorneys agree to cooperate fully in seeking this Court’s approval of this Stipulation and Settlement, and to use their best efforts to effect, as promptly as practicable, the consummation of the Settlement and the dismissal of the Actions.

     23. This Stipulation may be executed in counterparts and all counterparts so executed shall together be deemed to constitute one complete agreement, and each such counterpart shall be deemed to be an original. Facsimile copies of this Stipulation and the signatures of the Parties hereto shall be deemed to be originals.
     24. The Exhibits to this Stipulation constitute an integral part of this Stipulation.
     25. This Stipulation shall be binding upon and inure to the benefit of the Parties hereto, the Plaintiff Released Parties and Defendant Released Parties, and their respective successors and assigns.
     26. Each of the attorneys executing this Stipulation on behalf of any party hereto warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of each such respective party.
          IN WITNESS WHEREOF, the Parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys dated as of January 14, 2008.

POTTER ANDERSON & CORROON LLP
/s/ Matthew E. Fischer (#3092)
Donald J. Wolfe, Jr. (#285)
Matthew E. Fischer (#3092) Brian C. Ralston (#3770) Hercules Plaza 1313 N. Market Street Wilmington, DE 19801 (302) 984-6015 Attorneys for Plaintiff R2 Investments, LDC

ROSENTHAL MONHAIT & GODDESS, P.A.
/s/ Jessica Zeldin (#3558)
Jessica Zeldin (#3558)
919 Market Street, Suite 1401 Wilmington, DE 19801 Attorneys for Plaintiff Donald J. Hillenmeyer, Jr.

RICHARDS LAYTON & FINGER, P.A.
/s/ Thomas A. Beck (#2086)
Thomas A. Beck (#2086)
Meredith Stewart (#4960) One Rodney Square 920 N. King Street Wilmington, Delaware 19801 (302) 651-7700 Attorneys for AllegianceTelecom Liquidating Trust (Plaintiffs in former C.A. No. 1877-VCS)

BOUCHARD MARGULES & FRIEDLANDER, P.A.
/s/ Andre G. Bouchard (#2504)
Andre G. Bouchard (#2504)
Joel Friedlander (#3163) 222 Delaware Avenue Suite 1400 Wilmington, DE 19801 (302) 573-3510 Attorneys for Defendants Adam Dell, Robert Knauss, and Fredrik Gradin

MORRIS JAMES LLP
/s/ Patricia R. Uhlenbrock (#4011)
Patricia R. Uhlenbrock (#4011)
500 Delaware Avenue, Suite 1500 P.O. Box 2306 Wilmington, DE 19899-2306 (302) 575-7232 Attorneys for Nominal Defendant XO Holdings, Inc.

ASHBY & GEDDES
/s/ Lawrence C. Ashby (#468)
Lawrence C. Ashby (#468)
Philip Trainer, Jr. (#2788)
Richard D. Heins (#3000)
Richard L. Renck (#3893)
500 Delaware Avenue, 8th Floor
P.O. Box 1150
Wilmington, Delaware 19899
(302) 654-1888
Attorneys for Defendant Carl C. Icahn
Vincent J. Intrieri, Jon F. Weber, Keith Meister,
Cardiff Holding LLC and Elk Associates, LLC

MORRIS, NICHOLS, ARSHT & TUNNELL LLP
/s/ William M. Lafferty (#2755)
William M. Lafferty (#2755)
R. Judson Scaggs, Jr. (#2676) Susan W. Waesco (#4476) Samuel T. Hirzel (#4415) 1201 North Market Street Wilmington, DE 19801 (302) 658-9200 Attorneys for Defendant Carl J. Grivner

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